SALE OF SHARES

BETWEEN:

Mr. Frederic MASSIOT

Born on 1/7/1965 at FONTENAY AUX ROSES (Hauts de Seine) Residing at 7, Boulevard du General Leclerc (91470) LIMOURS France Single

Who declares:
-to be French resident;
-not to be incapacitated under the law

hereinafter referred to as "THE SELLER"

                                                              AS THE FIRST PARTY



AND


The company "SMART TECHNOLOGY INC"
Headquartered at: 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480 USA

Represented by Mr. Marc Asselineau

hereinafter referred to as "THE BUYER"


                                                             AS THE SECOND PARTY



IT IS FIRST DECLARED AS FOLLOWS:

The company "IRISIO" is in existence, is a limited responsibility company with a capital of EURO 13,740, headquartered at JUVISY SUR ORGE (91269), 79, Avenue de la Cour de France, France and identified under the number 434 728 283 at the Commercial Registrar in EVRY, France.

The company specializes in the study, the conception and the marketing of computerized products.

The capital is set at EURO 13,740 and divided into 1,374 shares with a value of EURO 10 for each share, numbered from 1 to 1,374, which all belong to Mr. Frederic MASSIOT.

This company is managed by Mr. Frederic MASSIOT, General Manager.

Mr. Frederic MASSIOT declares:

1. That he has the authority to sell the aforementioned shares of the company "IRISIO" and that the shares belong to him in their entirety, free and clear of all liens, attachments and commitments of all kinds;



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2.   That the company has been established under normal  procedures,  is validly existing and has operated and continues to operate normally vis-a-vis the rules and regulations and in accordance with its by-laws; that it has all powers and authorizations to perform all required declarations in the framework of its activities;
3. That the by-laws of the company "IRISIO" are current and that they are exact and complete as of today's date;
4. That the company "IRISIO" does not own any subsidiary, nor has any participation in another company and has not taken any commitment to invest in new companies, nor to invest in existing companies
5. That the company "IRISIO" has full unencumbered ownership on all its tangible and intangible assets;
6.   That  the  company  did  not  issue  any  guaranty  or  off-balance   sheet
     commitments to any one;
7. That the company "IRISIO" has in place insurance policies that protects it against all normal business risk as well as business risk related to its activities;
8. That he company "IRISIO" is not covered by insurance against any risk attached to its new type of activity of tracking by GPS and GSM;
9. That no lawsuit, litigation, proceedings currently exist against the company "IRISIO" and that he is not aware of circumstances that could trigger lawsuit, litigation, proceedings on account of past events;
10. That no contract or agreement contains a change of ownership, management and organization clause that would trigger cancellation of such contract or agreement;
11. That the company "IRISIO" has not borrowed money from any financial institution or anyone, with the exception of a duly authorized working capital overdraft line of credit and a car lease for a 206 Peugeot;
12. That as of today's date, no past or present management member nor any past and present employee is a lender to the company;
13. That the company "IRISIO" is subject to corporate income tax, that the net worth of the company "IRISIO" as of December 31, 2002 amounts to EURO 17,019 and that since January 1, 2003, the company did not engage in unusual activities, or in activities that would deviate from its business purpose, and that since that date no material adverse change has occurred;
14. That no representations and warranties contained in this agreement fails to mention important facts that could negatively impact as of the date of signature the financial situation, the assets, the liabilities or the business of the company "IRISIO";


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


THIS BEING EXPOSED AND DECLARED, IT IS AGREED AND STATED AS FOLLOWS:

                                  SALE OF STOCK

Mr. Frederic MASSIOT hereby sells and transfers, under legal and normal guaranties, to the company "SMART TECHNOLOGY INC", which hereby accepts, the ONE THOUSAND THREE HUNDRED SEVENTY-FOUR (1,374) shares with a value of EURO 10 each, numbered from 1 to 1,374 of the company "IRISIO" that he owns.

                                      PRICE

This sale is effected and agreed against a flat consideration of EURO THIRTY THOUSAND (30,000) payable immediately in the form of a conditional current account of same amount converted in US dollars at a rate of exchange of parity on the books of "SMART TECHNOLOGY INC", in order to allow the issuance of 6,000 shares of the company "SMART TECHNOLOGY INC" at a price of FIVE DOLLARS US ($5) per share to the seller.

In order to effect the above capital increase, Mr. Marc ASSELINEAU commits to issue at the latest 6,000 shares of the company "SMART TECHNOLOGY INC" reserved in the name of Mr. Frederic MASSIOT at a price of FIVE US DOLLARS (5 US $); Mr. Frederic MASSIOT commits to subscribe to this above mentioned capital increase under the above conditions.

                                      ****

There are no certificates for the shares sold of the company "IRISIO", as the shares result from a cash contribution that took place when the company was created as well as with subsequent capital increases.

The buyer will, as of today's date, own the shares that are sold to him; he will have all rights and obligations resulting from full share ownership as well as all benefits that they could produce as of JANUARY 1, 2002.

The buyer replaces the seller for all rights and obligations attached to the sold shares.


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


                                    AGREEMENT

In application of article 14 of the by-laws, Mr. Frederic MASSIOT, in his quality of unique manager of the company "IRISIO", declares to agree to the present sale of the shares between Mr. Frederic MASSIOT and the company "SMART TECHNOLOGY INC".


                                 NON COMPETITION

Except as agreed in writing, the seller will not, as of today's date, either directly or indirectly undertake any activities that could compete with the activities of the company as they exist today in the territories of France and neighboring countries and for a duration of time that will expire on DECEMBER 31, 2005. Contravention to this clause of non- competition would result in compensation for prejudice and the right to seek injunction on the part of the seller.


GUARANTY OF LIABILITIES AND OF TANGIBLE NATURE OF ASSETS


1.   The Seller guaranties:

     o The tangible nature and the amount of the assets of the company "IRISIO" as they appear on the balance sheet of the same company on DECEMBER 31, 2002, hereinafter enclosed in annex;

     o That the balance sheet, the Profit and Loss statement and their annexes as of DECEMBER 31, 2002 are sincere and true and closely reflect the financial situation of the assets and the liabilities of the company "IRISIO" as of that date;

     o That all documents have been prepared according to the French accounting standards, which have been applied in a consistent manner with the current and all previous accounting statements;

     o That the fixed assets are accounted for in the financial statements of the company "IRISIO" as of DECEMBER 31, 2002 at cost minus depreciation in accordance with the accounting rules customarily utilized in the profession;

     o    That in the assets  stated,  the  realizable  values  and the  working
          capital  do  correspond  to  real  values  after  taking   account  of
          adjustments and provisions;

     o That the amounts of liabilities do correspond exactly to the amounts actually due and that there exists no debt or no liability that is not recorded on the balance sheet as of DECEMBER 31, 2002, that the debts are certain and payable;

     o That there is no off balance sheet liability in addition to the balance sheet provided by the company "IRISIO";


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2.   As a consequence,

The seller guaranties to the seller against all diminution in value of the assets or against all new liabilities, particularly for liabilities of fiscal or social nature that could surface as having a prior origin to today's date and that would not have been registered, provisioned or provisioned in insufficient amount in the balance sheet as of DECEMBER 31, 2002 hereinafter annexed;

Any decrease in the value of assets or any new liability, the existence of which would have been determined by the CPA of the buyer, will trigger a payment to the buyer of same amount that will be treated as a reduction of the purchase price for the shares up to the full amount of the purchase and beyond as compensation for prejudice;

This payment could take the form of remission of the shares of the company "SMART TECHNOLOGY" that the seller owns as a result of the share of that company issued to his benefit as stipulated in the article titled "PRICE" above;

In that case and in the absence of an agreement on the value of the shares of the company "SMART TECHNOLOGY", the value will be determined by an expert nominated by the President of the Commercial Tribunal of Paris acting in urgency at the request of the most diligent party;

The expert will have a maximum of two months in order to carry through his mission and deliver his recommendations;

Any new liability that would represent tax-deductible expenses would be reduced by the amount of corresponding corporate income tax credits;

In any event, all reimbursement connected to the present guaranty of assets and liabilities will have to be made to the buyer within eight days, either from the date of payment by the company "IRISIO" of the new liability, or from the date of the confirmation of the reduction



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





in assets (or within 8 days from the report presented by the expert in the case of arbitration on the value of the shares of "SMART TECHNOLOGY" as stipulated above)


Exceptions to the scope of the present guaranty:

     o Any change in accounting treatment not considered in the present agreement;

     o The fiscal audits on depreciation, inventory and provisions and in general, any audit pertaining to the simple transfer of retained earnings from one accounting period to the next, except for the penalties that such an audit could entail;

Moreover, the seller will be entitled to a free allowance totaling SEVEN THOUSAND SEVEN HUNDRED EUROS (7,700) in one or several events;

In the case where, in the framework of administrative proceedings, the administrative agency would claim guarantees from the company "IRISIO", the seller commits to counter guaranty the company "IRISIO" for the amount by which the former would be obligated;

The entirety of the obligations contained in this section will be valid through all the statutory limitation periods and beyond for the duration of litigation initiated before all such periods;

The seller hereby commits to compensate the buyer against any inaccuracies in a statement or commitment given by the former in the framework of the current contract to the extent of the prejudice that such inaccuracies could create for the buyer.


                                  DECLARATIONS

The parties declare that the company is not subject to the provisions of the law of March 15, 1963.


                                  NOTIFICATION

The present sale of shares will be notified to the company, in agreement with the provisions of article 1690 of the Civil Code.

The present sale will be valid and enforceable with any third party, once these formalities are accomplished and also once the deposit of two original copies of this contract of sale has taken place as an annex to the Commercial Registrar of Companies.


                                  REGISTRATION

The present contract will be registered according to the law.



                          HEIRS, SUCCESSORS AND ASSIGNS

The commitments made by the First Party in the context of the present contract will be valid between the parties as well as towards their heirs, successors and assigns, even if they are minors or incapacitated.



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



                                   INTEGRALITY

The present agreement includes the entirety of all agreements between the parties and replaces and renders null and void all other agreement, intent, promises and pre-existing documents.


                                  NON VALIDITY

By agreement between the parties, in the event that any part of this agreement is declared non valid, without object, or declared as such in application of rules and regulations, such part will be declared without effect or it will be modified in the minimum necessary fashion in order to make it valid or effective; the rest of the agreement will not be impaired and will remain in full force in conformity with its terms.


                                  JURISDICTION

The present agreement is made under the laws of the Republic of France

All disagreement that would arise from the interpretation or the execution of the present agreement currently and/or in the future would be of the competency of the Commercial Tribunals of PARIS


                              ELECTION OF DOMICILE

For the execution of the present agreement and for the future communications between the parties, the parties hereby elect as their domicile and residence the domiciles and residences as indicated in this agreement.


                                    EXPENSES

Expenses and fees of the present agreement, and future expenses and fees that will result from the present agreement are to be paid by the buyer.

Effected in PARIS, in the year two thousand three and the 24th day of March. In as many original copies as there are parties, plus as required for the formalities.


THE SELLER                                                    THE BUYER
------------------                                       ------------------
                                                        "SMART TECHNOLOGY INC"

/s/ Frederic MASSIOT                                    /s/  Marc ASSELINEAU
----------------------                                  ---------------------


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                       STATEMENT FROM THE GENERAL MANAGER


The undersigned, Frederic MASSIOT, residing 7, Boulevard du General Leclerc (91470) LIMOURS, acting as the General Manager of the company "IRISIO", a limited responsibility company with a capital of EURO 13,740, headquartered at JUVISY SUR ORGE (91260), 79, Avenue de la Cour de France, and identified under the number 434 728 283 at the Commercial Registrar in EVRY, France.

Declares to have received as of today's date, at its headquarters, an original copy of the sale agreement under private contract dated in PARIS on ____________ registered on _______ upon payment of ________ upon which terms:

Mr. Frederic MASSIOT,

residing 7, Boulevard du General Leclerc (91470) LIMOURS has sold for a flat price of EURO THIRTY THOUSAND (30,000) the ONE THOUSAND THREE HUNDRED SEVENTY FOUR (1,374) shares numbered from 1 to 1,374 that belong to him in the company "IRISIO"

for the benefit of:

the company "SMART TECHNOLOGY INC" headquartered: 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480, USA.


As a consequence, the said sale of shares has become effective towards the company "IRISIO", as of today's date.


EFFECTED IN PARIS, in three original copies The year two thousand three And the ___ day



                                             Frederic MASSIOT





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